Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE

CONTACT:
Investment Community:	Media:
Patrick Hickey	Matt Gove
Vice President	Vice President
(770) 857-2503	(770) 857-2548
pathickey@cousinsproperties.com	mattgove@cousinsproperties.com
Web Site address: www.cousinsproperties.com
COUSINS PROPERTIES TO FORM NEW VENTURE WITH PRUDENTIAL
Planned $640 Million Venture Includes Five Retail Projects and New Development Funds
ATLANTA (May 3, 2006) — Cousins Properties Incorporated (NYSE: CUZ) announced today it has reached an agreement to form a new venture (the “Venture”) between the Company and The Prudential Insurance Company of America for the ownership, development, investment, management and leasing of certain commercial real estate projects, including five of Cousins’ existing retail developments. Prudential reached the agreement on behalf of institutional investors in a separate account managed by Prudential Real Estate Investors (“PREI®”).
     Cousins would contribute the following retail projects to the Venture: The Avenue® East Cobb, The Avenue® West Cobb, The Avenue® Peachtree City and The Avenue® Viera, as well as Viera MarketCenter® which is adjacent to The Avenue® Viera. The parties have agreed that these projects have an aggregate value of $342.4 million, subject to an increase of up to $20.5 million if certain conditions are satisfied with respect to Viera MarketCenter and The Avenue West Cobb, which are both under construction. Cousins will continue to manage and lease the contributed projects.
     PREI would contribute an amount of cash equal to the aggregate agreed value of the contributed projects, net of indebtedness, plus the increase of up to $20.5 million as applicable. PREI’s contributions to the venture would generally be made in four installments over the balance of 2006. The first installment of $100 million would be made as early as June 1 if certain conditions are satisfied, and the balance would be made in three equal installments on June 30, September 29 and December 29. In addition, if the leasing conditions are satisfied, additional contributions could be required on December 29, 2006, June 30, 2007 and December 31, 2007, in an aggregate amount of up to $20.5 million. Cousins will direct and manage the investment of the cash contributed by PREI. Cousins expects that the Venture would primarily use the PREI contributions to pursue development opportunities.
     The venture formation is subject to conditions and approvals. The parties expect those conditions and approvals to be satisfied and obtained prior to the end of May 2006.
     Consistent with an existing venture formed between the parties in 1998, PREI and Cousins would generally each have a 50% interest in the Venture. However, following the December 2006 contribution, generally PREI and Cousins would have economic interests in the contributed projects of 88.5% and 11.5%, respectively. With regard to new development projects, beginning with the first contribution and, thereafter, Cousins and PREI generally would have economic interests in such activities of 88.5% and 11.5%, respectively, subject to certain preferences of both parties.
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CUZ to Form Venture with PREI

May 3, 2006
     “We are thrilled to expand our eight-year relationship with PREI to include another innovative venture. Cousins has been fortunate over its 48-year history to partner with some of the country’s top companies and this is another example of how our partnerships put Cousins in a position to create value for our shareholders,” said Tom Bell, president and CEO of Cousins. “In addition, this venture allows us to capture the value we’ve created in these retail projects while maintaining control over The Avenue brand, which has earned a reputation for high-quality, innovative shopping environments with both retailers and consumers.”
     “Together with the recent increase in our unsecured credit facility and the completion of a new unsecured construction facility, this venture will provide funding for new value-creation opportunities,” Bell added.
     “We are extremely pleased to expand our relationship with Cousins, which has a proven ability as a strong real estate developer and operator,” said Dale Taysom, managing director of transactions for PREI. “This joint venture, among other things, allows us to selectively provide opportunities for our investors to participate in the high-end retail marketplace.”
     PREI is the real estate investment management and advisory business of Prudential Financial, Inc. (NYSE: PRU). PREI, comprised of fund management centers in Parsippany, N.J.; Atlanta, Ga.; and Munich, London and Singapore, is supported by a network of local offices throughout the world. Its operating units offer a broad range of investment opportunities and investment management services in the United States, Europe, Asia and Latin America. As of December 31, 2005, PREI had $20.2 billion in net assets under management. For more information, visit www.prei.com.
     Cousins Properties Incorporated, headquartered in Atlanta, has extensive experience in the real estate industry including the development, acquisition, financing, management and leasing of properties. The property types that Cousins actively invests in include office, multi-family, retail, industrial and land development projects. The Company’s portfolio consists of interests in 7.4 million square feet of office space, 3.8 million square feet of retail space, 0.8 million square feet of industrial space, two multi-family residential projects, over 9,000 acres of strategically located land tracts for sale or future development, and significant land holdings for development of single-family residential communities. Cousins also provides leasing and management services to third-party investors; its client-services portfolio comprises 12.7 million square feet of office space. Cousins is a fully integrated equity real estate investment trust (REIT) that has been public since 1962 and trades on the New York Stock Exchange under the symbol “CUZ.” For more information on the Company, please visit Cousins’ Web site at www.cousinsproperties.com.
     Certain matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risks, including, but not limited to statements regarding the entry into a venture arrangement, the satisfaction of certain conditions to the agreement, the expected closing date of such transaction and the effect of such transaction on the company. Other risks include general and local economic conditions, local real estate conditions, the activity of others developing competitive projects, the cyclical nature of the real estate industry, the financial condition of existing tenants, interest rates, the Company’s ability to obtain favorable financing or zoning, environmental matters, the effects of terrorism, the failure of assets under contract for sale to ultimately close and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Report on Form 10-K for the year ended December 31, 2005. The words “believes,” “expects,” “anticipates,” “estimates,” “would” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in any forward-looking statement are reasonable, the Company can give no assurance that these plans, intentions or expectations will be achieved. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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